Exhibit 8.1

List of material subsidiaries

Legal Entity	Country of Incorporation
Subsidiaries of ASML Holding N.V.:
ASML Netherlands B.V.	Netherlands (Veldhoven)
ASML MaskTools B.V.	Netherlands (Veldhoven)
ASML Germany GmbH	Germany (Dresden)
ASML France S.a.r.l.	France (Montbonnot)
ASML (UK) Ltd.	UK (Paisley (Scotland))
ASML Israel (2001) Ltd.	Israel (Ramat-Gan)
ASML Ireland Ltd.	Ireland (Dublin)
ASML Italy S.r.l.	Italy (Avezzano)
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Singapore Pte. Ltd.	Singapore
ASML Korea Co. Ltd.	Korea (Kyunggi-Do)
ASML Japan Co. Ltd.	Japan (Kawasaki-shi, Kanagawa-Ken)
ASML Shanghai International Trading Co. Ltd.	China/ Shanghai Free Trade Zone
ASML (Tianjin) Co. Ltd.	China (Tianjin)
ASML Taiwan Ltd.	Republic of China (Hsinchu)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Penang)
ASML US, Inc.	US (Delaware)
ASML Belgium BVBA	Belgium (Turnhout)

Subsidiaries of ASML US, Inc.:
ASML Capital US, Inc.	US (Delaware)
ASML MaskTools Inc.	US (Delaware)
Brion Technologies, Inc.	US (Delaware)

Subsidiary of ASML Hong Kong Ltd.:
ASML Macau Commercial Offshore Ltd.	Macau
ASML Hong Kong Logistic Services Ltd.	Hong Kong SAR

Limited partnership with ASML Belgium BVBA as the managing partner:
ASML Finance Belgium CV	Belgium (Turnhout)

ASML ANNUAL REPORT 2007